Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-160408 of CenterState Banks, Inc. on Pre-effective Amendment No. 1 to Form S-3 of our report dated March 6, 2009, with respect to the consolidated financial statements of CenterState Banks, Inc., and the effectiveness of internal control over financial reporting, which is included in the Annual Report on Form 10-K of CenterState Banks, Inc. for the year ended December 31, 2008, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Ft. Lauderdale, Florida

July 10, 2009